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                                                                      Exhibit 12

                           Lockheed Martin Corporation
                Computation of Ratio of Earnings to Fixed Charges
                     For the Six Months Ended June 30, 2002
                           (In millions, except ratio)

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
Earnings
Earnings from continuing operations before income taxes                                           $   707
Interest expense                                                                                      295
Amortization of debt premium and discount, net                                                          1
Portion of rents representative of an interest factor                                                  22
Losses and undistributed earnings of 50% and less than 50%
     owned companies, net                                                                             (32)
                                                                                                  -------
Adjusted earnings from continuing operations before income taxes                                  $   993
                                                                                                  =======
Fixed Charges
Interest expense                                                                                  $   295
Portion of rents representative of an interest factor                                                  22
Amortization of debt premium and discount, net                                                          1
Capitalized interest                                                                                   --
                                                                                                  -------
Total fixed charges                                                                               $   318
                                                                                                  =======
Ratio of Earnings to Fixed Charges                                                                    3.1
                                                                                                  =======
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